Exhibit 99.1

TREE.COM REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

CHARLOTTE, N.C., May 1, 2012 — Tree.com, Inc. (NASDAQ: TREE) today announced for the quarter ended March 31, 2012, consolidated revenue of $64.1 million, net income of $13.1 million, or $1.15 per share, and adjusted EBITDA of $17.3 million. As a result of the pending sale of substantially all of the operating assets of Tree.com’s wholly-owned Home Loan Center subsidiary, financial results of the LendingTree Loans business are presented as discontinued operations for all periods reported.  Net income and adjusted EBITDA figures include both continuing and discontinued operations.

Doug Lebda, Chairman and CEO of Tree.com stated, “I am extremely pleased with our results.  Our Q1 results represent the Company’s strongest Adjusted EBITDA performance since our spin-off from IAC in August 2008.  Our core performance marketing business, comprising the continuing operations portion of our financials, continued to grow profitably.  We stepped on the gas in Q1 with more marketing spend and grew our mortgage volume and revenue significantly.  Variable market margin was strong at 31% on the GAAP measure and 47% on the non-GAAP adjusted Exchanges measure, though down from Q4 2011 due to the additional marketing spend.  We have now delivered four consecutive quarters of Adjusted Exchanges EBITDA growth, which we believe bodes well for our imminent return to being a pure-play performance marketer leveraging a unique, iconic brand.  Meantime, LendingTree Loans, captured under discontinued operations in our financial statements, generated significant cash flow which accrues to our benefit as we work towards the closing of the transaction with Discover.”

“Based on our strong performance in Q1, we are reaffirming our full-year 2012 guidance of net income from continuing operations of $3-$4 million and Adjusted Exchanges EBITDA of $8-12 million.  We are increasing our estimate of unrestricted cash post-closing of the Home Loan Center asset sale and attendant wind-down of remaining assets and liabilities to at least $60 million, considering the additional profits and cash flows generated in Q1” said Tree.com SVP of Financial Planning & Analysis, Tamara Kotronis.

Non-GAAP Adjusted Exchanges Results

Because Tree.com’s accounting policies do not recognize revenue for leads generated by the Exchanges business that are provided to LendingTree Loans, the Company is providing metrics designed to give investors a view into what the Company’s results might have been if it did not operate LendingTree Loans during the corresponding time periods discussed in this release. We will continue to report these metrics for future periods pending completion of the sale of Home Loan Center assets.

Tree.com Exchanges Metrics (1)

$s in millions

					Q/Q				Y/Y
	Q1 2012		Q4 2011		% Change		Q1 2011		% Change
	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted
Revenue
Mortgage (2)	$9.0	$19.9	$6.8	$14.1	33%	41%	$10.0	$20.0	(10)%	(1)%
Non-Mortgage	$4.2	$4.2	$3.9	$3.9	8%	8%	$3.9	$3.9	7%	7%
Total Exchanges revenue	$13.2	$24.1	$10.7	$18.0	24%	34%	$13.9	$23.9	(5)%	1%
Non Mortgage %	32%	17%	36%	22%			28%	16%

Selling and marketing expense
Exchanges marketing expense (3)	$9.2	$12.8	$6.2	$8.5	47%	51%	$14.6	$20.0	(37)%	(36)%
Other Marketing	$1.5	$1.5	$1.2	$1.2	26%	26%	$0.9	$0.9	59%	59%
Selling and marketing expense	$10.7	$14.3	$7.4	$9.7	44%	48%	$15.5	$20.9	(31)%	(32)%

Variable marketing margin (4)	$4.0	$11.3	$4.5	$9.5	(9)%	18%	$(0.7)	$3.9	NM	188%
Variable marketing margin % of revenue	31%	47%	42%	53%			-5%	16%

Net Income from Continuing Operations	$(3.3)	N/A	$(5.1)	N/A	(36)%		$(16.1)	N/A	80%

Adjusted Exchanges EBITDA (5)	$(2.5)	$4.3	$(1.4)	$3.3	(78)%	33%	$(8.4)	$(4.2)	70%	NM
Adjusted EBITDA % of revenue	-19%	18%	-13%	18%			-60%	-18%

(1)  Adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted Exchanges EBITDA, and adjusted EBITDA % of revenue are non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and Tree.com’s Principles of Financial Reporting” below for more information on these non-GAAP measures.

(2)  Adjusted Exchanges mortgage revenue is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to LendingTree Loans assuming sale prices for such leads equalled sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  Please see  "Tree.com’s Principles of Financial Reporting” for further explanation of this metric.

(3)  Adjusted Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to the current Exchanges business for variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.  This metric excludes overhead, fixed costs, and personnel-related expenses.

(4)  Variable marketing margin is defined as total Exchanges revenue minus Exchanges marketing expense.

(5)  Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to LendingTree Loans, minus Exchanges selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.

Other Tree.com Summary Financial Results

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q1 2012	Q4 2011	% Change	Q1 2011	% Change
Revenue
From Continuing Ops	$13.2	$10.7	24%	$13.9	(5)%
From Discontinued Ops	$50.9	$36.0	41%	$21.3	140%
Total Revenue	$64.1	$46.7	37%	$35.2	82%

Adjusted EBITDA *
From Continuing Ops	$(2.5)	$(1.4)	(78)%	$(8.4)	70%
From Discontinued Ops	$19.8	$6.4	210%	$(7.5)	NM
Total Adjusted EBITDA	$17.3	$5.0	247%	$(15.9)	NM

EBITDA *
From Continuing Ops	$(3.9)	$(3.2)	(24)%	$(14.4)	73%
From Discontinued Ops	$19.6	$6.3	212%	$(22.8)	NM
Total EBITDA	$15.7	$3.1	407%	$(37.2)	NM

Net Income/(Loss)
Net Loss from Continuing Ops	$(3.3)	$(5.1)	36%	$(16.1)	80%
Net Income/(Loss) from Discontinued Ops	$16.4	$6.3	160%	$(23.4)	NM
Net Income/(Loss)	$13.1	$1.2	1008%	$(39.5)	NM

Net Income/(Loss) Per Share	$1.17	$0.11	995%	$(3.63)	NM
Diluted Net Income/(Loss) Per Share	$1.15	$0.11	972%	$(3.63)	NM

From Continuing Operations:
Net Loss Per Share	$(0.29)	$(0.46)	37%	$(1.48)	80%
Diluted Net Loss Per Share	$(0.29)	$(0.46)	38%	$(1.48)	81%

NM = Not Meaningful

* EBITDA and Adjusted EBITDA are Non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on Adjusted EBITDA

First Quarter 2012 Highlights

Continuing Operations

•                  First quarter revenue was $13.2 million, up $2.5 million, or 24%, from the fourth quarter 2011, and down $0.7 million, or 5%, from first quarter 2011. The increase quarter-over-quarter was driven largely by higher mortgage revenue, as we were able to scale our marketing efforts effectively to drive increased lead volume.

•                  Net loss from continuing operations was $3.3 million in the first quarter 2012, a $1.8 million improvement from the fourth quarter 2011 and a $12.8 million improvement from the first quarter 2011.  The first quarter of 2011 included a non-recurring $4.7 million legal settlement charge.

•                  Adjusted EBITDA in the first quarter was a loss of $2.5 million, a $1.1 million decline from the fourth quarter 2011, but a $5.9 million improvement compared to first quarter 2011.  The quarter-over-quarter decline was the result of an increase in marketing costs, as new marketing initiatives were ramped up.  The year-over-year improvement was driven primarily by $10.7 million lower operating expense, which included $4.9 million lower selling and marketing expense.

•                  Total Adjusted Exchanges revenue was up 34% in the first quarter compared to the fourth quarter 2011, primarily attributable to higher mortgage lead revenue generated as our marketing efforts scaled effectively.

•                  Adjusted Exchanges variable marketing margin decreased to 47% in the first quarter, from 53% in the fourth quarter, reflecting higher adjusted Exchanges variable marketing expense as we expanded our marketing initiatives in newer channels and partnerships that we believe hold significant potential.

Discontinued Operations

•                  Net income from discontinued operations was $16.4 million in the first quarter 2012, a significant increase as compared with $6.3 million net income in the fourth quarter 2011 and a net loss of $23.4 million in the first quarter 2011.  In both cases, the improvement was driven by increased loan originations at LendingTree Loans, supported by a favorable interest rate environment.

•                  Adjusted EBITDA from discontinued operations in the first quarter was $19.8 million, up substantially from $6.4 million in the fourth quarter 2011 and a loss of $7.5 million in the first quarter 2011.  The increase from the prior quarter was driven by increased loan originations at LendingTree Loans.  Year-over-year, Adjusted EBITDA from discontinued operations was driven by both increased loan originations as well as the absence of integration expenses from Home Loan Center’s acquisition of SurePoint Lending, which was completed in March 2011.

•                  As of March 31, 2012, LendingTree Loans had three warehouse lines of credit totaling $325.0 million of borrowing capacity, of which $225.0 million is committed and $100.0 million is uncommitted.

•                  Loans held for sale and warehouse lines of credit balances as of March 31, 2012 were $157.9 million and $142.2 million, respectively.

Liquidity and Capital Resources

As of March 31, 2012, Tree.com had $59.0 million in unrestricted cash and cash equivalents, compared to $45.5 million as of December 31, 2011.  During the first quarter, Tree.com did not purchase any shares under its previously announced $10 million share repurchase program.  The program began in February 2010 and has approximately $4.3 million of share repurchase authorization remaining.

Sale of Home Loan Center Assets

Tree.com continues to anticipate the closing of the sale of substantially all of the operating assets of Home Loan Center to occur by mid-year 2012.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing first quarter financial results and certain other matters described herein today at 11:00 a.m. Eastern Time (ET).  The live audio cast is open to the public at http://investor-relations.tree.com/.

Conference call
Dial in #:  877-545-1402

719-325-4774 outside the United States/Canada

To listen to a replay of the call
Toll free #: 888-203-1112

719-457-0820 from outside the United States/Canada
Replay Passcode: 5193412

Replay will be available beginning at 12:00 p.m. Eastern Time on Tuesday, May 1 until 11:59 p.m. on Monday, May 21, 2012.

QUARTERLY FINANCIALS –

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per share amounts)

Revenue	$13,235	$13,919
Costs and expenses (exclusive of depreciation shown separately below)
Cost of revenue	796	1,206
Selling and marketing expense	10,652	15,529
General and administrative expense	4,803	5,472
Product development	774	1,246
Litigation settlements and contingencies	222	4,749
Restructuring expense	(64)	94
Amortization of intangibles	107	307
Depreciation	1,224	1,059
Total costs and expenses	18,514	29,662
Operating loss	(5,279)	(15,743)
Other expense
Interest expense	(121)	(79)
Total other expense, net	(121)	(79)
Loss before income taxes	(5,400)	(15,822)
Income tax benefit (provision)	2,131	(265)
Net loss from continuing operations	(3,269)	(16,087)
Income (loss) from operations of discontinued operations, net of tax	16,364	(23,408)
Net income (loss) attributable to common shareholders	$13,095	$(39,495)

Weighted average common shares outstanding	11,173	10,882
Weighted average diluted shares outstanding	11,414	10,882
Net loss per share from continuing operations
Basic	$(0.29)	$(1.48)
Diluted	$(0.29)	$(1.48)
Net income (loss) per share from discontinued operations
Basic	$1.46	$(2.15)
Diluted	$1.43	$(2.15)
Net income (loss) per share attributable to common shareholders
Basic	$1.17	$(3.63)
Diluted	$1.15	$(3.63)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(unaudited)
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$58,953	$45,541
Restricted cash and cash equivalents	14,852	12,451
Accounts receivable, net of allowance of $87 and $86, respectively	5,645	5,474
Prepaid and other current assets	1,204	1,060
Current assets of discontinued operations	175,620	232,425
Total current assets	256,274	296,951
Property and equipment, net	7,696	8,375
Goodwill	3,632	3,632
Intangible assets, net	11,082	11,189
Other non-current assets	231	246
Non-current assets of discontinued operations	11,011	10,947
Total assets	$289,926	$331,340
LIABILITIES:
Accounts payable, trade	$6,758	$9,072
Deferred revenue	188	176
Deferred income taxes	4,335	4,335
Accrued expenses and other current liabilities	16,255	16,712
Current liabilities of discontinued operations	197,901	250,030
Total current liabilities	225,437	280,325
Income taxes payable	7	7
Other long-term liabilities	4,013	4,070
Deferred income taxes	510	435
Non-current liabilities of discontinued operations	908	1,032
Total liabilities	230,875	285,869
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,398,397 and 12,169,226 shares, respectively, and outstanding 11,275,136 and 11,045,965 shares, respectively	124	121
Additional paid-in capital	912,469	911,987
Accumulated deficit	(845,010)	(858,105)
Treasury stock 1,123,261 shares	(8,532)	(8,532)
Total shareholders’ equity	59,051	45,471
Total liabilities and shareholders’ equity	$289,926	$331,340

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net income (loss)	$13,095	$(39,495)
Less loss (income) from discontinued operations, net of tax	(16,364)	23,408
Loss from continuing operations	(3,269)	(16,087)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities attributable to continuing operations:
Loss on disposal of fixed assets	60	—
Amortization of intangibles	107	307
Depreciation	1,224	1,059
Non-cash compensation expense	1,184	1,120
Deferred income taxes	76	249
Bad debt expense	(5)	5
Changes in current assets and liabilities:
Accounts receivable	(166)	(2,592)
Prepaid and other current assets	(129)	(1,624)
Accounts payable and other current liabilities	(3,721)	6,791
Income taxes payable	951	(3)
Deferred revenue	12	(55)
Other, net	(57)	364
Net cash used in operating activities attributable to continuing operations	(3,733)	(10,466)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(606)	(2,267)
Other, net	(2,401)	(10)
Net cash used in investing activities attributable to continuing operations	(3,007)	(2,277)
Cash flows from financing activities attributable to continuing operations:
Issuance of common stock, net of withholding taxes	(827)	25
Net cash provided by (used in) financing activities attributable to continuing operations	(827)	25
Total cash used in continuing operations	(4,567)	(12,718)
Net cash provided by operating activities attributable to discontinued operations	70,367	40,480
Net cash provided by (used in) investing activities attributable to discontinued operations	6,066	(8,910)
Net cash used in financing activities attributable to discontinued operations	(55,454)	(34,151)
Total cash provided by (used in) discontinued operations	20,979	(2,581)
Net increase (decrease) in cash and cash equivalents	13,412	(15,299)
Cash and cash equivalents at beginning of period	45,541	68,819
Cash and cash equivalents at end of period	$58,953	$53,520

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

Below is a reconciliation of Adjusted EBITDA to net income (loss) for both continuing operations and discontinued operations.  See “Tree.com’s Principles of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Three Months Ended
	March 31, 2012	March 31, 2011	December 31, 2011
	(Dollars in thousands)
Adjusted EBITDA from continuing operations	$(2,546)	$(8,414)	$(1,425)
Adjustments to reconcile to net loss from continuing operations:
Amortization of intangibles	(107)	(307)	(104)
Depreciation	(1,224)	(1,059)	(1,346)
Restructuring expense	64	(94)	(90)
Asset impairments	—	—	—
Loss on disposal of assets	(60)	—	(101)
Non-cash compensation	(1,184)	(1,120)	(1,045)
Litigation settlements and contingencies	(222)	(4,749)	(525)
Other expense, net	(121)	(80)	(102)
Income tax benefit (provision)	2,131	(265)	(365)
Net loss from continuing operations	$(3,269)	$(16,088)	$(5,102)

Adjusted EBITDA from discontinued operations	$19,814	$(7,497)	$6,394
Adjustments to reconcile to net income (loss) from discontinued operations:
Amortization of intangibles	—	—	—
Depreciation		(595)	—
Restructuring expense	(18)	(2,158)	6
Asset impairments	—	(12,974)	—
Loss on disposal of assets	—	—	(35)
Non-cash compensation	(128)	(181)	(77)
Litigation settlements and contingencies	(20)	(2)	(6)
Other expense, net	—	—	—
Income tax benefit (provision)	(3,284)	—	—
Net income (loss) from discontinued operations	$16,364	$(23,407)	$6,282

Adjusted EBITDA from continuing operations per above	$(2,546)	$(8,414)	$(1,425)
Adjusted EBITDA from discontinued operations per above	19,814	(7,497)	6,394
Total Adjusted EBITDA	17,268	(15,911)	4,969
Adjustments to reconcile to net income (loss):
Amortization of intangibles	(107)	(307)	(104)
Depreciation	(1,224)	(1,654)	(1,346)
Restructuring expense	46	(2,252)	(84)
Asset impairments	—	(12,974)	—
Loss on disposal of assets	(60)	—	(136)
Non-cash compensation	(1,312)	(1,301)	(1,122)
Litigation settlements and contingencies	(242)	(4,751)	(531)
Other expense, net	(121)	(80)	(102)
Income tax benefit (provision)	(1,153)	(265)	(364)
Net income (loss)	$13,095	$(39,495)	$1,182

Below is a reconciliation of revenue to adjusted Exchanges revenue, selling and marketing expense to adjusted Exchanges marketing expense, and Adjusted EBITDA from continuing operations (reconciled to operating loss in table above) to Adjusted Exchanges EBITDA.

See “Tree.com’s Principles of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Qtr 1	Qtr 4	Qtr 1
(Dollars in thousands)	2012	2011	2011

Revenue - Continuing Operations	$13,235	$10,666	$13,919

Mortgage Exchanges Revenue	9,047	6,783	10,023
Adjustment: Hypothetical Revenue for leads sent to LTL	10,848	7,343	9,972
Adjusted Mortgage Exchange Revenue	$19,895	$14,126	$19,995

Non-Mortgage Revenue	4,188	3,883	3,896
Total Adjusted Exchanges Revenue	$24,083	$18,009	$23,892

Selling and Marketing Expense - Continuing Operations	$10,652	$7,415	$15,529

Exchanges Marketing	9,150	6,221	14,580
Adjustment: Shared Variable Marketing absorbed in Continuing Ops	3,683	2,258	5,416
Adjusted Exchanges Marketing Expense	$12,833	$8,479	$19,996

Other Marketing	1,502	1,194	949

Adjusted EBITDA - Continuing Operations *	$(2,546)	$(1,425)	$(8,414)

Adjustment: Combined revenue and marketing	7,164	5,085	4,556
Adjustment: Shared compensation costs absorbed in Continuing Ops	(269)	(383)	(355)
Adjusted Exchanges EBITDA	$4,350	$3,277	$(4,213)

* See reconciliation in prior table.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, variable marketing margin $, variable marketing margin % of revenue, adjusted Exchanges EBITDA, and adjusted EBITDA % of revenue as supplemental measures to GAAP. These measures are primary metrics by which Tree.com evaluates the performance of its businesses, on which its marketing expenditures are based and in the case of Adjusted EBITDA and Variable Marketing Margin $ by which management and many employees are compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure set forth above.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Adjusted Exchanges mortgage revenue is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to LendingTree Loans assuming sale prices for such leads equaled contemporaneous sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  The Company believes these are reasonable assumptions to facilitate the purpose of this metric — to give investors a view into what the result might have been if the Company did not operate LendingTree Loans.  Investors are cautioned that there is inherent uncertainty in this metric and the Company urges investors to consider this metric and the other non-GAAP measures discussed below that include this metric in addition to results prepared in accordance with GAAP and not as substitutions for or superior to GAAP results.   There can be no assurance that this metric and the other non-GAAP measures discussed below that include this metric will be indicative of actual results of operations following the sale of the Home Loan Center assets.

Total adjusted Exchanges revenue is defined as adjusted Exchanges revenue plus revenue from the non-mortgage verticals.

Adjusted Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to the current Exchanges business for variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.  This metric excludes overhead, fixed costs, and personnel-related expenses.

Variable marketing margin is defined as adjusted Exchanges revenue minus adjusted Exchanges marketing expense, and variable marketing margin % of revenue is defined as variable marketing margin expressed as a percentage of adjusted Exchanges revenue.

Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to LendingTree Loans, minus Exchanges selling and marketing expense allocated to LendingTree Loans and recorded in discontinued operations.

Adjusted EBITDA % of revenue is defined as adjusted Exchanges EBITDA expressed as a percentage of adjusted Exchanges revenue.

Non-GAAP adjusted Exchanges metrics are not prepared in accordance with SEC rules or Generally Accepted Accounting Principles requiring certain pro forma financial information giving effect to disposition of a material asset that has occurred or in some cases that is probable, and they are not intended to be a substitute for such financial information.  The Company will prepare and report pro forma financial information following the closing of the pending sale of assets of Home Loan Center in accordance with SEC rules and Generally Accepted Accounting Principles.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Adjusted EBITDA and Adjusted Exchanges EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include uncertainties surrounding the potential sale transaction related to the assets of our LendingTree Loans business, including: the uncertainty as to the timing of the closing, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners.  Other factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company’s relationships with network lenders, credit providers and secondary market purchasers; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2011, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, DegreeTree.com®, LendingTreeAutos.com, DoneRight.com® and ServiceTree.com.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, home services, education, auto and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com